Exhibit 1

Shopify Announces Closing of Initial Public Offering and Exercise of Underwriters’ Over-allotment Option

OTTAWA, ONTARIO — May 27, 2015 – Shopify Inc. (“Shopify”) (NYSE: SHOP, TSX: SH) today announced the closing of its initial public offering of 8,855,000 Class A subordinate voting shares at an initial offering price of U.S. $17 per share, which includes the exercise in full by the underwriters of their option to purchase up to 1,155,000 additional shares, for a total of U.S. $150,535,000 in aggregate gross proceeds. Shopify expects to use the net proceeds from the offering to strengthen its balance sheet, providing it with flexibility to fund its growth strategies.

Morgan Stanley, Credit Suisse and RBC Capital Markets acted as joint book-running managers for the offering. Pacific Crest Securities, Raymond James & Associates and Canaccord Genuity acted as co-managers.

A registration statement relating to the Class A subordinate voting shares has been filed with and was declared effective by the U.S. Securities and Exchange Commission on May 20, 2015. A final prospectus has been filed with, and a receipt has been issued by, the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada containing important information relating to the Class A subordinate voting shares.

The offering was made only by means of a prospectus. The prospectus contains important detailed information about the securities offered. A copy of the final prospectus related to the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone: 866-718-1649, or by email: prospectus@morganstanley.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone 800-221-1037, or by email: newyork.prospectus@credit-suisse.com; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, by telephone 877-822-4089, or by email: equityprospectus@rbccm.com. Copies of the final prospectus may also be obtained from www.sec.gov and www.sedar.com. Investors should read the prospectus before making an investment decision.

No securities regulatory authority has either approved or disapproved of the contents of this press release. This press release is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Shopify

Shopify is a leading cloud-based commerce platform designed for small and medium-sized businesses. Merchants can use the software to design, set up and manage their stores across multiple sales channels, including web, mobile, social media, brick-and-mortar locations, and pop-up shops. This provides a merchant a single view of their business. The Shopify platform was engineered for reliability and scale, using enterprise-level technology made available to businesses of all sizes. Shopify currently powers over 165,000 businesses in approximately 150 countries, including: Tesla Motors, Budweiser, Google, Wikipedia, LA Lakers, GoldieBlox, and many more.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to Shopify’s proposed use of proceeds from the offering. Words such as “expects”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proceeds of the offering will be used on the terms described. Allocation of the proceeds of the offering is subject to numerous factors, many of which are beyond Shopify’s control, including, without limitation, market conditions and the risk factors and other matters set forth in Shopify’s filings with the U.S. Securities and Exchange Commission and the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada. Shopify undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Shopify

Public Relations Contact:	Investor Relations Contact:

Janet Park	Katie Keita

416-238-6705 x 1021	613-241-2828

press@shopify.com	IR@shopify.com